TRAVERS SMITH

DATED                      APRIL 1,                      2010

(1)	MITTAL INVESTMENTS UK LIMITED

(2)	THOMAS WEISEL PARTNERS INTERNATIONAL LIMITED

LEASE

OF
PREMISES AT WING 1 ON THE
FIFTH FLOOR OF BERKELEY SQUARE
HOUSE, BERKELEY SQUARE, LONDON W1

THIS LEASE IS A NEW LEASE FOR THE
PURPOSES OF THE LANDLORD AND TENANTS (COVENANTS) ACT 1995

 3 March 2010 16:23

CONTENTS
6.2           To perform the lessee’s covenants in the Headlease                                                                                                26
1.           SPECIAL DEFINITIONS                                                                           3
2.           GENERAL DEFINITIONS                                                                           5
3.           CONSTRUCTION                                                                7
4.           THE DEMISE                                                                9
5.           TENANT'S COVENANTS                                                                           9
5.1           To Pay Rents                                                      9
5.2           Additional Insurance Premiums                                                                10
5.3           To Pay Outgoings                                                      11
5.4           Repairing Obligations                                                                11
5.5           Landlord's Rights of Entry                                                      12
5.6           Yielding Up                                                      13
5.7           Notice of Defects                                                      14
5.8           Fire Precautions                                                      14
5.9           Not to Render Insurance Voidable                                                                14
5.10           Damage by Insured Risks                                                      14
5.11           Observe Statutory Requirements                                                      15
5.12           Statutory Notices                                                      15
5.13           User Restriction                                                                16
5.14           User Prohibition - General                                                      16
5.15           Signs and Notices                                                      16
5.16           Not to Cause a Nuisance                                                      17
5.17           Not to Overload                                                                17
5.18           Regulations                                                      17
5.19           Permitted Alterations                                                                17
5.20           Service Media - Obligations                                                                18
5.21           Alterations to Electrical Installation                                                                19
5.22           Affixing Fittings                                                                19
5.23           Light and Air                                                      19
5.24           Restrictions on Alienation                                                      21
5.25           Indemnity                                                      23
5.26           Landlord's Legal and Other Costs                                                      24
5.27           Re-letting Arrangements                                                      24
5.28           Environmental Law                                                      24
5.29           Landlord release under Landlord and Tenant (Covenants) Act 1995                                                                                                           25
5.30           Planning                                                      25
5.31           Headlease                                                      25
6.           LANDLORD'S COVENANTS                                                                26
6.1           Quiet Enjoyment                                                      26
6.3           To enforce Headlease covenants                                                                                               26
6.4           Consents of the Superior Landlord                                                                                                         26
7.           GENERAL PROVISIONS                                                                                                                      26
7.1           Proviso for Re-entry                                                                                                       26
7.2           Suspension of Rent                                                                                     27
7.3           Termination Following Substantial Damage or Destruction                                                                                                28
7.4           Disputes                                                                                                  29
7.5           No Warranty as to User                                                                                                29
7.6           Tortious Damage                                                                                     29
7.7           Landlord and Tenant Compensation                                                                                                29
7.8           No Right of Cross-enforcement                                                                                                29
7.9           Waiver of Covenants in Adjoining Premises                                                                                                29
7.10           Section 62                                                                                     30
7.11           No Waiver on Acceptance of Rent                                                                                                30
7.12           Service of Notices                                                                                     30
7.13           Access                                                                                                30
7.14           Overriding lease                                                                                     31
7.15           Headlease ceasing to exist                                                                                     31
7.16           Landlord's Liability                                                                                     31
7.17           Removal of Tenant's Property                                                                                                32
8.           NEW TENANCY                                                                                                           32
9.           EXCLUSION OF THIRD PARTY RIGHTS                                                                                                           32
10.           EXCLUSION OF THE 1954 ACT                                                                                                           33

PARTICULARS

LAND REGISTRY PARTICULARS

LR1.	Date of lease	[ ] 2010
LR2.	Title number(s)
LR2.1	Landlord's title number(s)	NGL891653
LR2.2	Other title numbers	None
LR3.	Parties to this lease
	Landlord	MITTAL INVESTMENTS UK LIMITED (registered number 05839694) whose registered office is at the 3rd Floor of Berkeley Square House, Berkeley Square, London W1J 6BU
THOMAS WEISEL PARTNERS INTERNATIONAL LIMITED (registered number 03719559) whose registered office is 10 Dominion Street, 5th Floor, London EC12M 2EE
LR4	Property	In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.

The premises (referred to in this Lease as the "Demised Premises") known as Wing 1 on the 5th Floor of Berkeley Square House, Berkeley Square, London W1 shown edged red on Plan A and further described in Part One of Schedule 1 to this Lease.

LR5	Prescribed statements etc
LR5.1
Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003
Not applicable
LR5.2	This lease is made under, or Not applicable by reference to, provisions of:	Not applicable
LR.6	Term for which the Property is leased	A term of 5 years commencing on the date of this Lease (herein referred to as the "Term Commencement Date") and expiring on, and including, [] 2015
LR7	Premium	None
LR8	Prohibitions or restrictions on disposing of this lease	This lease contains a provision that prohibits or restricts dispositions.
LR9	Rights of acquisition etc
LR9.1	Tenant's contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land	None
LR9.2	Tenant's covenant to (or offer to) surrender this lease	None
LR9.3	Landlord's contractual rights to acquire this lease	None
LR10	Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	None
LR11	Easements
LR11.1	Easements granted by this lease for the benefit of the Property	The rights specified in clause 4 and Part Two of Schedule 1
LR11.2	Easements granted or reserved by this lease over the Property for the benefit of other property	The rights specified in clause 4 and Part Three of Schedule 1 and also in clause 5.6
LR12	Estate rentcharge burdening the Property	None
LR13	Application for standard form of restriction	None
LR14	Declaration of trust where there is more than one person comprising the Tenant	Not applicable

 3 March 2010 16:23

THIS LEASE is made on the date set out in LR1 of the Land Registry Particulars

BETWEEN

(1)             the Landlord (as defined in LR3 of the Land Registry Particulars); and

(2)             the Tenant (as defined in LR3 of the Land Registry Particulars)

WITNESSES as follows:

1.	SPECIAL DEFINITIONS

"Advance Service Charge Payments"	means as defined in the Headlease.
"the Basic Rent"	means the clear yearly rent of two hundred and five thousand, five hundred and seventeen pounds (£205,517) per annum
"Contractual Term"	means the term stated in LR6. of the Land Registry Particulars
"Defect"
any defect in the Demised Premises attributable to the design of the Demised Premises the workmanship employed in the construction of the Demised Premises and/or the supervision of such workmanship or the inclusion of defective materials in the Demised Premises but excludes any defect which would have been apparent to a competent professional either on inspection of the Demised Premises immediately before the grant of this Lease or from any plans or documents of which copies were made available to the Tenant or its advisers before the date of this Lease.

"the Demised Premises"	the premises so defined in LR4 of the Land Registry Particulars
"Group Company"
means a Company which is either the holding company of the Tenant or a wholly owned subsidiary of the Tenant or the Tenant's holding company (as both expressions are defined in Section 1159 Companies Act 2006)

"Headlease"
means a superior lease dated 7 December 2007 between (1) Berkeley Square Holdings Limited and (2) Mittal Investments UK Limited under which the Landlord holds the Demised Premises (together with other property) and includes any deeds and documents supplement to them

"Licence to Alter"	the licence to alter dated 12 May 2008 between (1) the Superior Landlord and (2) the Landlord
"office hours"	means the hours of 8 a.m. to 8 p.m. on Monday to Friday inclusive and 8 a.m. to 1 p.m. on Saturdays (except on any bank or national holidays)
"Plan A" and "Plan B"	means the plans marked respectively "Plan A" and "Plan B" annexed hereto
"the Prescribed Use"	is the use of the Demised Premises as high class offices within Class B1(a) of the Schedule to the Town and Country Planning (Use Classes) Order 1987
"the Rent Commencement Date"	is the date on and from which the Basic Rent becomes payable under this Lease which is []
"Schedule of Condition"	the schedule of condition agreed by the parties and annexed to this Lease at Annexure I
"Superior Landlord"	means the person for the time being entitled to the immediate version of the Headlease and (where the context admits) all superior landlords however remote
"the Superior Landlord's Surveyor"
means GVA Saxon Law whose address is 10 Stratton Street, London W1J 8JR or other the firm of professionally qualified surveyors and/or managing agents from time to time appointed by or employed by the Landlord in respect of the Building such appointment having been notified in writing to the Tenant

"Term"	means the Contractual Term
"Term Commencement Date"	means the date specified as such in LR6 of the Land Registry Particulars
"the 1954 Act"	the Landlord and Tenant Act 1954
"2003 Order"	the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003
2.	GENERAL DEFINITIONS

"the Building"
means the land shown edged red on Plan B together with the building thereon known as Berkeley Square House Berkeley Square London W1 and the curtilage thereof and any replacement thereof together with all additions alterations and improvements made to the Building during the Term and all Landlord's fixtures and fittings forming part of the Building at any time during the Term and where the context so requires references to "the Building" shall be construed as references to the relevant part or parts thereof

"the Common Parts"
means the parts of the Building not exclusively demised to any tenant or not intended to be demised to any tenant and which are at any time and from time to time enjoyed or used or capable of being enjoyed or used in common by the tenants and other occupiers of or visitors to the Building and (without prejudice to the generality of the foregoing) includes the staircases lifts corridors landings passages entrances exits lobbies paths roadways car parking areas and other means of pedestrian and vehicular access and circulation forecourts service areas courtyards toilets refuse areas landscaped areas and other common facilities and amenities of or within the curtilage of the Building

"Conduits"
means pipes wires ducts cables (including optical fibres) channels sewers drains watercourses gutters shafts flues or other conducting media (and includes any fixings louvres cowls and any other ancillary apparatus) under through along over or by means of which any gas electricity or other power source or any air water soil and the like or any electronic or telephonic signal and the lie or other thing may pass

"Environmental Law"
means all statutes, regulations and subordinate legislation, European laws, treaties and common law which at any time relate to the pollution or protection of the environment or harm to or the protection of human health and safety or the health of animals and plants

"Hazardous Material"	means any substance, whether in solid, liquid or gaseous form, which is capable of causing harm to human health or to the environment whether on its own or in combination with any other substance
"the Insured Risks"
means the risks from time to time covered by any policy of insurance effected by the Superior Landlord against loss or damage by fire storm tempest flood lightning explosion aircraft articles dropped therefrom riot or civil commotion malicious damage impact subsidence heave landslip terrorism bursting and overflowing of tanks apparatus or pipes (but from time to time excludes any such risk in respect of which in the reasonable opinion of the Superior Landlord insurance is not available in the UK insurance market or is available there only at a premium or subject to conditions which the Superior Landlord reasonably considers to be unacceptable) and such other risks as the Landlord shall from time to time during the Superior Term deem reasonably appropriate

"Interest Rate"
means the base lending rate from time to time of National Westminster Bank PLC or such other clearing bank nominated by the Superior Landlord at any time or, if the clearing banks cease at any time to publish a base lending rate, such comparable rate of interest as the Superior Landlord may reasonably determine

"Inventory"	Means the inventory of the furniture and other chattels in the Demised Premises agreed between the parties and annexed to this Lease.
"this Lease"
means this document as varied or supplemented by any licence deed of variation or other document which is supplemental to this Lease (whether or not expressed to be supplemental) but which is not personal to a named tenant

"Planning Law"
means every enactment for the time being in force relating to the use development and occupation of land and buildings and every planning permission statutory consent and agreement made under any enactment relating to the Building

"Service Charge"	as defined in the Headlease
"Service Cost"	as defined in the Headlease
"Surety"	any person who at any time guarantees the obligations of the Tenant pursuant to the terms of this Lease
"Waste"	means any discarded, unwanted or surplus substance irrespective of whether it is capable of being recycled or recovered or has any value

3.	CONSTRUCTION

In this Lease unless there be something in the subject or context inconsistent therewith the following terms and references shall be construed and other provisions shall have effect as set out below:

3.1	"person" includes a company corporation or other body legally capable of holding land

3.2
where there are two or more persons included in the expression "the Tenant" or "the Surety" covenants contained in this Lease which are expressed to be made thereby shall be deemed to be made by such persons jointly and severally

3.3
except in relation to the Town and Country Planning (Use Classes) Order 1987, any reference to any statute shall include any statutory modification or re-enactment thereof for the time being in force and any order instrument bye-law and regulation made thereunder

3.4	any covenant by the Tenant not to do or omit any act or thing shall be construed as if it were a covenant not to do cause permit or suffer such act or thing

3.5	rights excepted reserved or granted to the Landlord shall be construed as excepted reserved or granted to the Landlord and all persons authorised by the Landlord

3.6
reference to any clause or paragraph or Schedule is a reference to the relevant clause or paragraph or Schedule to this Lease and the table of contents and the clause and Paragraph headings in this Lease have been inserted for convenience of reference and shall be disregarded in the construction of the provisions of this Lease

3.7	"Termination of the Term" means the determination of the Term whether by effluxion of time re-entry or in any other manner

3.8
each covenant and other provision in this Lease shall be construed as separate and independent so that in the event of any invalidity illegality or unenforceability of any covenant or provision the remainder thereof shall not be affected thereby

3.9	reference in this Lease to rents and other sums being due from the Tenant or the Surety to the Landlord mean that they are exclusive of any Value Added Tax which is or may be payable in addition

3.10
references to any right of the Landlord to enter or to have access to the Demised Premises extend to the Superior Landlord and anyone the Landlord or Superior Landlord authorises, with or without plant or equipment

3.11	references to the Landlord, the Tenant or any Surety include their respective successors in title and, in the case of individuals, include their personal representatives;

3.12	references to the Demised Premises, the Building and the Common Parts include any part of them unless specific reference is made to the whole of them;

3.13
references to adjoining premises include any premises adjoining or near to the Building and references to adjoining premises owned by the Landlord include any adjoining premises owned by the Landlord at any time during the Term;

3.14
references to the Tenant include, and the Tenant's covenants bind, any undertenant or other person in occupation of the Premises or deriving title under the Landlord, their successors in title, and any other person under the Tenant's or their control including employees, agents, workmen and invitees;

3.15
whenever the consent or approval of the Landlord is required, the consent or approval of the Superior Landlord acting in its absolute discretion shall also be required and any indemnity or right in favour of the Landlord shall also be in favour of the Superior Landlord;

3.16
references to costs payable by the Tenant include, but are not limited to, all legal costs, surveyors, architects' and other professional fees and all other related expenditure incurred by the Landlord or the Superior Landlord;

3.17
references to the consent or approval of the Landlord include references to the consent or approval of any mortgagee or superior landlord of the landlord but without implying any obligation on their part that they will not unreasonably withhold their consent or approval;

3.18
where the consent of the Landlord is required for any assignment, underletting, change of use or alterations, that consent may be given only by the completion of a licence executed as a deed containing the terms of the consent agreed between the parties unless the Landlord elects in writing to waive this requirement;

3.19	if any provision is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remainder of this Lease is to be unaffected.

4.	THE DEMISE

In consideration of the yearly rents hereby reserved and of the covenants on the part of the Tenant hereinafter contained the Landlord HEREBY DEMISES unto the Tenant ALL THOSE the Demised Premises TOGETHER with the rights specified in Part Two of the Schedule 1 EXCEPT AND RESERVING unto the Landlord and all other persons entitled thereto the rights specified in Part Three of the Schedule 1 TO HOLD the same SUBJECT TO all easements rights quasi-easements privileges covenants and restrictions to which the Demised Premises are or may be subject as aforesaid unto the Tenant for the Term subject to determination as hereinafter provided YIELDING AND PAYING therefor unto the Landlord yearly during the Term and so in proportion for any less period than a year

First

the Basic Rent which shall be paid by equal quarterly payments in advance on the Twenty fifth day of March, the Twenty fourth day of June, the Twenty ninth day of September and the Twenty fifth day of December in every year by direct debit or such other method as the Landlord shall require the first payment of such rent or a proportionate part thereof as the case may be in respect of the period from and including the Rent Commencement Date and ending on and including the day before the quarter day following the Rent Commencement Date to be made on or before the Rent Commencement Date and

Secondly

Commencing as of the Term Commencement Date as and by way of further and additional rent the Service Charge payable by the Landlord to the Superior Landlord in respect of the Service Charge.

Thirdly

any other sums reserved as rent under this Lease, to be paid on written demand

5.	TENANT'S COVENANTS

5.1	To Pay Rents

The Tenant hereby covenants with the Landlord as follows:

5.1.1	To pay Rent and Service Charge

To pay the Basic Rent and the Service Charge at the times and in the manner herein provided without any deduction set-off counterclaim or abatement whatsoever

5.1.2	Value Added Tax

To pay any Value Added Tax (or any substituted or similar tax) which is or may become payable in respect of the Basic Rent the Service Charge and any other sums due from it under this Lease

5.1.3	Interest

If any part of the Basic Rent shall not be paid on the due date for payment thereof or if any other monies (including but not limited to the Service Charge and any Advance Service Charge Payments) or any part thereof shall at any time be unpaid for a period of seven days next after becoming payable then such rent or monies shall bear interest calculated on a day to day basis both after as well as before judgment at the rate of 4% per annum above the Interest Rate for the period from the date upon which the relevant sum first became payable to and including the date of actual payment and such interest shall be paid by the Tenant to the Landlord by way of additional rent

5.1.4	Insurance Rent

If and to the extent that the Superior Landlord (in its absolute discretion) at any time and from time to time elects not to include in the Service Charge the proportion attributable to the Demised Premises of all or any of the insurance costs set out in paragraph 2.1 of Part One of the Schedule 2 of the Headlease and instead elects to make a separate demand to the Landlord in respect thereof then the Tenant shall pay to the Landlord on demand (as of the Term Commencement Date) as additional rent amounts equal to a fair proportion (to be determined by the Landlord or its surveyor) of amounts payable by the Landlord to the Superior Landlord under the Headlease

5.1.5	Other amounts

As and by way of further and additional rent payable on demand amounts equal to a fair proportion (to be determined by the Landlord or its surveyor) of the amounts payable by the Landlord to the Superior Landlord pursuant to clause 5.4 of the Headlease

5.2	Additional Insurance Premiums

To pay to the Landlord from time to time on written demand without any deduction set-off counterclaim or abatement such sum or respective sums as may from time to time be certified by the Superior Landlord's Surveyor to be the whole of the amount of any increase in the premiums or expenses or renewal costs payable in respect of any insurance policy effected by the Superior Landlord under the provisions of the Headlease where the increase is attributable to any act or omission of the Tenant or its undertenants or their respective servants agents licensees or invitees such monies to be paid by way of additional rent

5.3	To Pay Outgoings

5.3.1
To pay and discharge all rates taxes duties charges assessments outgoings impositions and utilities costs (including standing charges and taxes payable on utility costs) whatsoever (whether parliamentary parochial local or otherwise and whether or not of a capital or revenue or non-recurring nature and even though of a wholly novel character) which are now or may at any time hereafter be payable in respect of the Demised Premises or assessed or charged on the owner or occupier in respect thereof or all proper proportions thereof attributable to the Demised Premises save (without prejudice to clause 5.1.2) for such payments as shall arise from any dealing with or ownership of any estate interest in the Building or any income or corporation tax payable by the Landlord on the rents due under this Lease

5.3.2
To repay to the Landlord on written demand in the absence of direct assessment on the Tenant the proportion properly attributable to the Demised Premises of such aforesaid rates taxes duties charges assessments outgoings and impositions such proportion to be reasonably determined by the Landlord or its surveyor whose decision shall be conclusive

5.3.3
To indemnify the Landlord against any loss the Landlord may suffer in respect of any period during which the Landlord cannot claim reduced or zero business rates after the Termination of the Term as a result of the Tenant having received those benefits prior to the Termination of the Term

5.4	Repairing Obligations

To keep the Demised Premises and all tenants and trade fixtures and fittings in good and substantial repair and condition and when and so often as need shall require well and substantially to cleanse maintain and redecorate the Demised Premises to the reasonable satisfaction of the Landlord and without prejudice to the generality of this covenant

5.4.1	Fixtures

To renew and replace from time to time all Landlord's or Superior Landlord's or Tenant's fixtures fittings and appurtenances in the Demised Premises including (but not limited to) those specified in the Category A Specification, the Schedule of Condition, the Licence to Alter and the Inventory which may be or become beyond repair or which cease to operate correctly at any time during the Term or at the Termination of the Term with fixtures fittings and appurtenances of equivalent modern specification and quality as those which they replace

5.4.2	Decoration

At the end of the term, and if so required by the Landlord, the Tenant will undertake to reinstate the Demised Premises to no better condition than as evidenced by the Schedule of Condition.

5.4.3	Carpets and Floor Coverings

To keep the carpets and other floor coverings in the Demised Premises in good repair and condition

5.4.4	To Clean Windows

As often as occasion shall require (being not less than once a month) to clean the window glass and window frames (if any) in the walls bounding the Demised Premises and any roof lights save (in the case of window cleaning only) where the Superior Landlord shall in its discretion from time to time decide to include window cleaning of the Building as an item of the Service Cost

5.4.5	Party Service Media

PROVIDED ALWAYS THAT this clause 5.4 shall not require the Tenant to carry out any works to any central heating and/or ventilating and/or air conditioning plant equipment or pipes or to any other Conduits apparatus or equipment from time to time situate within or partly within the Demised Premises but not exclusively serving them but it shall be the duty of the Tenant to as soon as practicable notify the Landlord or the Landlord's surveyor in writing when they are in need of repair or maintenance or renewal

5.4.6	Damage by Insured Risks

PROVIDED FURTHER that where the Demised Premises are destroyed or damaged by any of the Insured Risks then the rebuilding repair or reinstatement thereof made necessary by such destruction or damage undertaken or to be undertaken pursuant to the Superior Landlord's covenant under the Headlease to this effect shall not be included in this clause 5.4 except to the extent that payment of any monies payable under any policy of insurance shall be refused by reason of any act neglect or default of the Tenant or its undertenants or its or their respective servants agents licensees or invitees

5.4.7	Defects

PROVIDED FURTHER that and notwithstanding anything contained in this clause, the Tenant shall not be obliged to repair any want of repair in the Demised Premises which is caused by a Defect nor shall this form a liability under the Service Charge.

5.5	Landlord's Rights of Entry

5.5.1
To permit the Landlord and such others as may be authorised by it and their respective surveyors or agents at all reasonable times in the daytime on reasonable prior notice being given (except in the case of emergency) to enter the Demised Premises to view them and examine their state of repair and condition and to prepare schedules of dilapidations and to take inventories of the fixtures and things to be yielded up at the Termination of the Term or for any purpose that the Landlord considers necessary to enable it to comply with the obligations under the Headlease.

5.5.2	Notices to Repair

Within two calendar months (or sooner if the Landlord should reasonably so specify) after notice in writing to the Tenant of all defects and wants of repair found on such examination shall have been given to proceed diligently to repair and make good the same according to such notice and the repairing obligations in clause 5.5

5.5.3	Procedure on Default

If the Tenant shall not comply with such notice within the period aforesaid it shall be lawful for (but not obligatory upon) the Landlord or its surveyor with or without workmen and others authorised by the Landlord (but without prejudice to the rights of entry hereinafter contained) to enter upon the Demised Premises and repair and restore the same and all costs and expenses incurred by the Landlord (including any surveyors' or agents' fees) shall be paid by the Tenant to the Landlord on demand as a debt and not as rent together with interest on those cost and expenses at 4 % per annum above the Interest Rate calculated from and including the date on which the Landlord incurred them to and including the date on which they are paid

5.6	Yielding Up

5.6.1
At the end of the Term to yield up the Demised Premises with full vacant possession and all fixtures other than tenant's and trade fixtures and to the configuration shown by the Category A Specification and the Licence to Alter (save as set out in Schedule of Condition, where the provisions of Schedule of Condition shall prevail) together with all alterations additions and improvements made to the Demised Premises during the Term which the Landlord has asked the Tenant not to remove under clause 5.19.6 or otherwise and in such repair and condition as is required by the Tenant's covenants in this Lease but for the avoidance of doubt the Tenant shall not be obliged to put the Demised Premises into better repair and condition than that evidenced by the Schedule of Condition

5.6.2
Subject to clause 5.19.6 at the end of the Term, to remove all tenant's and trade fixtures from the Demised Premises and make good to the Landlord's reasonable satisfaction all damage caused by such removal

5.6.3
(but without limiting the generality of the foregoing and without prejudice to power to require at any other time) to produce to the Landlord at the Termination of the Term a certificate from the appropriate authority confirming that the electrical installations of the Demised Premises have been maintained in accordance with that authority's regulations and that they comply with that authority's requirements for continued future use

5.7	Notice of Defects

Forthwith upon becoming aware of the same to give notice in writing to the Landlord of any defect in the state of the Demised Premises or the structure of the Building immediately bounding the Demised Premises which would or might give rise to an obligation on the Landlord to do or refrain from doing any act or thing in order to comply with the duty of care imposed on the Landlord pursuant to the Defective Premises Act 1972 and at all times to display and maintain all notices (including the wording thereof) which the Landlord may from time to time require to be displayed at the Demised Premises in discharge or partial discharge of such duty of care

5.8	Fire Precautions

To comply with all recommendations and requirements (whether legally enforceable or not) from time to time of the appropriate authority and the insurers in relation to fire precautions affecting the Demised Premises

5.9	Not to Render Insurance Voidable

5.9.1
Not to do or omit to do any act or thing whatsoever the doing or omission of which would make void or voidable any policy of insurance covering the Demised Premises or the Building or the Landlord's or the Superior Landlord's fixtures and fittings and plant therein or any adjoining or contiguous property or cause the premiums payable under any such policy to be increased beyond the normal rate

5.9.2
To comply with the requirements and reasonable recommendations of the insurers of the Building so far as they have been notified in writing to the Tenant and apply to the Demised Premises or the rights granted by this Lease

5.10	Damage by Insured Risks

5.10.1
In the event of the Demised Premises being destroyed or damaged by any of the Insured Risks to give notice thereof to the Landlord as soon as practicable upon such event coming to the knowledge of the Tenant

5.10.2
In the event of the Demised Premises being destroyed or damaged by any of the Insured Risks and the insurance money under any insurance against the same effected thereon by the Superior Landlord being wholly or partly irrecoverable by reason solely or in part of any act or default of the Tenant or its undertenants or its or their respective servants agents licensees or invitees then and in every such case the Tenant will on written demand as additional rent either pay to the Landlord the whole or (as the case may require) a fair proportion of the cost of completely rebuilding and reinstating the same and/or if so directed by the Landlord the Tenant itself shall reinstate the Demised Premises in accordance with clause 5.5

5.11	Observe Statutory Requirements

5.11.1
To observe and comply in all respects with the provisions and requirements of all statutes and other legislation so far as it relates to or affects the Demised Premises or the use or occupation thereof or any fixture machinery plant or chattel for the time being affixed thereto or being thereupon or used for the purposes thereof

5.11.2
To execute all works and to provide and maintain all arrangements which by or under any enactment or by any government department local authority or other public authority or duly authorised officer or Court of competent jurisdiction acting under or in pursuance of any enactment are or may be directed or required to be executed provided and maintained at any time during the Term upon or in respect of the Demised Premises or in respect of any such user thereof or employment therein of any person or persons or in respect of any fixture machinery plant or chattel as aforesaid whether by the Superior Landlord the Landlord or the Tenant

5.11.3
Not at any time to do or omit on or about the Demised Premises or on or within the Building any act or thing by reason of which the Superior Landlord or the Landlord may under any enactment incur or have imposed upon it or become liable to pay any penalty damages compensation costs levy charge or expenses

5.12	Statutory Notices

Within seven days of the receipt of notice of the same to give a copy to the Landlord's surveyor of any permission notice order or proposal for a notice or order made given or issued to the Tenant by any government department local or public authority under or by virtue of any statute AND ALSO as soon as reasonably practicable to take all reasonable or necessary steps to comply with any such notice or order AND ALSO at the request of the Landlord to make or join with the Landlord in making such objections or representations against or in respect of any such notice order or proposal as aforesaid as the Landlord shall reasonably deem expedient

5.13	User Restriction

Not at any time to use the Demised Premises otherwise than for the purposes of the Prescribed Use

5.14	User Prohibition - General

5.14.1
Not at any time to use the Demised Premises for any public meeting exhibition or entertainment or for any illegal or immoral purposes or for the preparation or cooking of food or as offices to which members of the public are admitted or for any political or religious use or as a club nor to hold any sale by auction on the Demised Premises nor play or use any musical instrument gramophone wireless loud speaker or similar apparatus thereon so as to be audible outside the Demised Premises nor to use any machinery on the Demised Premises which is audible outside the Demised Premises or which causes significant vibration either within or outside the Demised Premises nor to use the Demised Premises as a sleeping place for any person or for the purpose of any betting transaction within the meaning of the Betting Gaming and Lotteries Act 1963 or for gaming within the meaning of the Gaming Act 1968 with or between persons resorting to the Demised Premises or for a club where intoxicating liquor is supplied to members or their guests and not to make any application for a betting office licence or a licence or registration under the Gaming Act 1968 in respect of the Demised Premises

5.14.2
Not to store or dispose of any refuse or waste matter on the Demised Premises except in properly covered receptacles and to comply with all reasonable requirements of the Landlord and with any requirements of the local authority as to the storage collection and disposal of all waste and refuse of any nature whatsoever

5.14.3	Not to leave any goods or refuse on or in any way obstruct the Common Parts nor allow any vehicle to stand or park in any of the Common Parts except in accordance with the rights granted in this Lease

5.15	Signs and Notices

5.15.1
Not to place affix or exhibit to or on any part of the exterior of the Demised Premises or in or upon the windows therein or inside the Demised Premises so as to be visible from the exterior any sign signboard advertisement hoarding fascia placard bill notice poster or other notification whatsoever nor hang place deposit or expose outside any part of the Demised Premises any goods article aerial satellite dish or thing whatsoever save for one sign within the 5th floor lift lobby at the Building in such position as shall be approved by the Landlord (such approval not to be unreasonably withheld or delayed) of a design size and colour approved in writing by the Landlord (such approval not to be unreasonably withheld or delayed) and on the Termination of the Term to remove any such permitted sign and to make good any damage caused thereby to the satisfaction of its surveyor

5.15.2
The Tenant shall also have the right to have its name displayed on the tenant's signage board within the main reception area for the Building and the Landlord will use reasonable endeavours to procure that the Superior Landlord removes the Landlord's name from the Tenant's signage board so that the name of the Tenant can take its place

5.16	Not to Cause a Nuisance

Not to do upon the Demised Premises anything which shall or may be or become or cause a legal nuisance damage or annoyance to the Landlord or the owners lessees or occupiers of the Building or any adjoining or neighbouring premises

5.17	Not to Overload

Not to suspend any heavy load from the ceilings or main structure of the Building nor to load or to use the floor or structure of the Demised Premises in any manner which will in any way impose a weight or strain in excess of that which the ceiling floor or structure is constructed to bear with due margin for safety or which will in any way strain or interfere with the main supports thereof

5.18	Regulations

At all times during the Term to observe and perform the regulations set out in the Schedule 4 and such further and other reasonable rules and regulations and amendments therein as may from time to time hereafter be made by the Superior Landlord or the Superior Landlord's Surveyor and notified to the Tenant for the orderly or convenient or economic management of the Building and the amenities therein

5.19	Permitted Alterations

5.19.1	The Tenant is not to carry out any alterations or additions to the Demised Premises unless expressly permitted to do so by this clause

5.19.2	The Tenant may carry out internal non-structural alterations to the Demised Premises with the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed

5.19.3
When submitting detail of any proposed internal non-structural alterations for the Landlord's approval, the Tenant shall include (without limitation) an analysis of their effect (if any) on the air conditioning system in the Demised Premises and the Building

5.19.4
The Tenant is to carry out any alterations in a good and workmanlike manner to the reasonable satisfaction of the Landlord, with good and proper materials, in accordance with good building practice and in accordance with the requirements of all legislation affecting the works or the means by which they are carried out.

5.19.5
If the Tenant carries out any alterations or additions to the Demised Premises in breach of its obligations in this Lease, the Landlord may, at the Tenant's cost, enter and remain upon the Demised Premises with or without workmen, plant and materials and remove the alterations or additions made to the Demised Premises and restore the Demised Premises to the configuration in which they were before the alterations or conditions were carried out.  The costs reasonably and properly incurred by the Landlord in doing so are to be paid by the Tenant to the Landlord on written demand as a debt and not as rent together with interest on those costs at 4 % per annum above the Interest Rate calculated from and including the date on which the Landlord incurred them to and including the date on which they are paid.

5.19.6
Unless and to the extent that the Landlord notifies the Tenant in writing not to do so, the Tenant is to reinstate all alterations and additions to the Demised Premises before the Termination of the Term, including any fitting-out works carried out by the Tenant before the Term, and return the Demised Premises to the configuration as stated in the Category A Specification

5.19.7
The Tenant may erect, alter or dismantle demountable partitioning (and make ancillary alterations to associated electrical and other systems) on at the Demised Premises without the prior written consent of the Landlord provided that it first provides its surveyor with clear and accurate plans showing the proposed new configuration of the Demised Premises not less than 4 weeks before the date on which it erects or makes any alteration to the demountable partitioning and provided that it complies with any reasonable requests of the Landlord's surveyor for the modification of the proposed configuration of the partitioning so as not to divide windows, impact adversely on the electrical systems for the Demised Premises or the Building or cause problems with fire and/or health and safety compliance and clauses 5.19.4 to 5.19.6 (inclusive) shall apply in relation to any such works relating to demountable partitioning

5.20	Service Media - Obligations

5.20.1
Not to do any act or thing whereby the working of any heating ventilating air conditioning electrical or plumbing system in the Building may be impaired or adversely affected nor to dismantle or otherwise interfere with the operation or functioning of the component parts and units of such system or systems as are comprised or located within the Demised Premises nor operate the controls thereof save as permitted by the Landlord or the Landlord's surveyor

5.20.2	Not to do any act or thing whereby any Conduit in or under or over or serving the Demised Premises or the Building may become choked obstructed or damaged

5.20.3
Not to pass into or deposit in any drains or sewers serving the Demised Premises or the Building any deleterious matter grease or effluent nor to cause the air circulating in any heating and/or ventilating system installed in the Building to become contaminated or fouled

5.20.4
To report to the Landlord any malfunction of any heating ventilating air conditioning electrical plumbing or other service system or systems serving the Demised Premises as soon as possible after the same has come to the notice of the Tenant

5.21	Alterations to Electrical Installation

Not at any time during the Term to make any alteration or addition to the electrical installation of the Demised Premises save in accordance with the terms and conditions laid down by the Institution of Electrical Engineers and the regulations of the electricity supply authority and then only with the previous consent in writing of the Landlord (such consent not to be unreasonably withheld or delayed)

5.22	Affixing Fittings

To ensure that any bolts screws nails or other materials used for fixing any thing to the floor ceilings walls and ducts of the Demised Premises shall not penetrate more than twenty-five millimetres into the structure of the Building and shall be so affixed as not to cause any damage to or interference with any services that may be provided to the Building

5.23	Light and Air

5.23.1
Not to permit or suffer any owner of any property adjoining or near the Demised Premises to acquire any rights of way light or air or other easements over the Demised Premises and as soon as the Tenant shall become aware thereof to give immediate notice thereof in writing to the Landlord of any act or thing which might result in the acquisition of any right or privilege over the Demised Premises and to comply at its own cost with any reasonable requirements of the Landlord to prevent their creation

5.23.2
Not to stop up darken or obscure any of the windows in the main external structural walls of the Building (nor the roof lights in the roof of the Building) or lights which provide light to the Demised Premises

5.23.             Right of pre-emption on assignment

5.23.1
Prior to any proposed assignment of the whole of the Demised Premises the Tenant shall give written notice to the Landlord of its intention to assign together with full and accurate particulars of the proposed assignee and the proposed terms of the assignment and simultaneously shall make a written offer to the Landlord to make an absolute surrender of this Lease with vacant possession (PROVIDED THAT the Landlord shall not be obliged to make any payment or other monetary consideration pursuant to this clause 5.23 save for the payment of a premium of £1) (the "Written Offer") and the Written Offer shall remain open for acceptance for 30 Working Days from the date upon which the Landlord receives the Written Offer.

5.23.2
If the Landlord shall not within 30 Working Days after receiving the Written Offer give to the Tenant a written acceptance of the Written Offer (the "Written Acceptance") and subsequently be willing and (but for any statutory inhibition or interference) able to complete a surrender of this Lease in accordance with the terms of clause 5.23.3 or if (the Written Acceptance having been given to the Tenant) this Lease is not actually surrendered on or before the first Working Day after the expiration of 6 weeks from the date of service of the Written Acceptance (time being of the essence) for any reason other than the refusal or inability of the Tenant to effect such a surrender, then the Tenant shall (subject to the provisions of clause 5.24 be free during the period of 180 Working Days from the expiration of such 30 Working Day period to assign this Lease to the proposed assignee referred to in the Written Offer.

5.23.4             If the Landlord shall accept the Written Offer the following conditions of sale shall apply:

(a)  the estate and interest of the Tenant in the Demised Premises and the goodwill and any tenant's and trade fixtures and fittings elected to be so included shall be sold subject to the Standard Commercial Property Conditions (Second Edition) so far as they are applicable to and not inconsistent with or varied by these conditions of sale.  The prescribed rate shall be the 4% above the Interest Rate as defined in this Lease;

(b)	the surrender shall be completed on the first Working Day after the expiration of 6 weeks from the date of service by the Landlord of the Written Acceptance;

(c)
at the Landlord's option the surrender shall be effected either by operation of law with a supporting statutory declaration given by or on behalf of the Tenant or (if the Landlord so requires) by an assignment or transfer;

(d)	the surrender shall be made subject to all local land charges (if any) whether registered or not;

(e)
the sale shall be on the footing that the Tenant knows of no overriding interests affecting the Tenant's estate and interest in the Demised Premises other than those disclosed in the Written Offer and apparent on inspection; and

(f)	completion of the surrender shall not prejudice the rights of the Landlord in respect of arrears of rent or any antecedent breach of covenant or default of the Tenant.

5.23.5	Time is of the essence in respect of all time limits in this clause 5.23.

5.24	Restrictions on Alienation

5.24.1
The Tenant is not to assign, underlet, part with possession or share occupation of the whole or any part of the Demised Premises, hold the whole or any part of the Demised Premises on trust for any other person or enter into any agreement to do so except and to the extent that it is expressly permitted to do so by the terms of this Lease.

5.24.2	The Tenant may assign the whole of the Demised Premises if it obtains the prior written consent of the Landlord which will not be unreasonably withheld or delayed.

5.24.3
For the purposes of section 19(1A) Landlord and Tenant Act 1927, the Landlord may (in addition to any other condition or requirement which the Landlord may lawfully impose) impose the following conditions before giving consent to any assignment of this Lease:

5.24.3.1
that the proposed assignee enters into a direct covenant with the Landlord and the Superior Landlord to comply with the terms of this Lease whilst the proposed assignee remains the tenant of the Lease;

5.24.3.2
that the Tenant gives to the Landlord an authorised guarantee agreement under section 16 Landlord and Tenant (Covenants) Act 1995 in such form as the Landlord reasonably requires guaranteeing the obligations of its proposed assignee (which includes without limitation the obligation to enter into a new lease of the Demised Premises if the Landlord shall exercise its right of re-entry pursuant the terms of this Lease or if the Tenant's liability under the Lease should be disclaimed);

5.24.3.2
that any guarantor of the Tenant (not being a guarantor under an existing authorised guarantee agreement) gives to the Landlord a guarantee in such form as the Landlord reasonably requires guaranteeing the Tenant's authorised guarantee agreement given under clause 5.24.3.2 so far as the law allows; and

5.24.3.4	if reasonably requested to do so by the Landlord, that the proposed assignee provides to the Landlord, at the Landlord's option, either:

(a)
a guarantee of the proposed assignee's obligations on the terms of Schedule 5 of the Headlease by a company or companies incorporated in or a person or persons resident in the United Kingdom acceptable to the Landlord acting reasonably; or

(b)
a rent deposit, on terms reasonably required by the Landlord, of not less than twelve months' Basic Rent at the amount reserved at the date of the deed of assignment of this Lease together with a sum equal to VAT on that amount including provisions for the increase of the rent deposit following any future review of the Basic Rent.

5.24.4
For the purposes of section 19(1A) Landlord and Tenant Act 1927, the Landlord may (in addition to the Landlord's right to withhold consent on other grounds) withhold consent to any assignment of this Lease where:

5.24.4.1	any sums due from the Tenant to the Landlord under this Lease remain unpaid at the date of the application for consent to the proposed assignment;

5.24.4.2	in the Landlord's reasonable opinion there are at the date of the application for consent to the proposed assignment any material outstanding breaches of a Tenant's covenant under this Lease;

5.24.4.3
the proposed assignee or its guarantor is a company incorporated in or an individual resident in a country outside the United Kingdom and there is no treaty for the mutual enforcement of judgments between the United Kingdom and that country;

5.24.4.4	the proposed assignee or its guarantor is a person who enjoys sovereign or state immunity, unless a department, body or agency of the United Kingdom Government;

5.24.4.5
the proposed assignee is a Group Company of the Tenant unless, in the reasonable opinion of the Landlord, the covenant strength of the proposed assignee is not less than the Tenant's covenant strength both being assessed at the date of the application for consent to assign or, in the case of the Tenant, at the date of this Lease if the Tenant's covenant strength was materially stronger at this date;

5.24.4.6
the proposed assignee is not, in the reasonable opinion of the Landlord (and on the basis that the value of any proferred guarantee is disregarded for the purposes of this assessment) of sufficient financial standing to enable it to comply with the Tenant's covenants in this Lease.

5.24.5
For so long only as any company remains a Group Company of the Tenant, the Tenant may share occupation of the Demised Premises with that company on terms which do not create any relationship of landlord and tenant.  The Tenant is to give the Landlord written notice when any occupation by a Group Company under this clause 5.24.5 begins and ends.

5.24.6
The Tenant is not to create any charge, whether legal or equitable, over part only of the Demised Premises.  The Tenant may create legal or equitable charges over the whole of the Demised Premises with the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed).

5.24.7
Within one month after any assignment, charge or assent of the Demised Premises, however remote, the Tenant is to give written notice to the Landlord of the disposition together with certified copies of all the documents giving effect to it and is to pay to the Landlord a proper and reasonable registration fee being not less than £40

5.24.8
If, on the grant or assignment of this Lease, this Lease becomes registrable at HM Land Registry or, on an assignment, is already so registered, the Tenant is to apply to HM Land Registry to be registered as the proprietor of the Lease and, on completion of that registration, provide the Landlord with office copy entries showing the Tenant as the registered proprietor of the Lease

5.24.9
In addition to the Tenant's obligations under section 40 Landlord and Tenant Act 1954, following a written request from the Landlord the Tenant is to supply written details to the Landlord of the full names and addresses of anyone in occupation of the Demised Premises, including the Tenant, and whether they are in occupation for the purpose of carrying on a business.  In the case of any person in occupation other than the Tenant, the Tenant is to give full details of the areas occupied, the rents paid and the terms upon which they are in occupation

5.25	Indemnity

To indemnify and keep indemnified the Landlord and the Superior Landlord against all liability in respect of any injury to or the death of any person and against damage to any property movable or immovable or the infringement disturbance or destruction of any right easement or privilege and against all liability by reason of or arising directly or indirectly out of the repair state of repair condition or any alteration or addition made by the Tenant to the Demised Premises or the user hereinbefore permitted of the Demised Premises and also against all liability arising from breach or non-observance of or non-compliance with any of the foregoing Tenant's covenants and from all proceedings costs claims and demands of whatsoever nature in respect of any such liability or alleged liability except in cases where such liability has arisen by reason of the act or default of the Landlord

5.26	Landlord's Legal and Other Costs

The Tenant is to pay to the Landlord on written demand the proper costs and expenses of the Landlord's solicitors, surveyors and other professional advisors and bailiff's fees and commissions including any Value Added Tax arising from:

5.26.1
the preparation and service of any notice and the taking of any proceedings by or on behalf of the Landlord under sections 146 or 147 Law of Property Act 1925 or under the Leasehold Property (Repairs) Act 1938, whether or not forfeiture is avoided by an order of the court;

5.26.2
any application made by the Tenant for the Landlord's consent for or approval of any matter under this Lease whether or not consent or approval is given (unless the court determines that the Landlord has unreasonably withheld that consent or approval) or the application is withdrawn;

5.26.3	the preparation and service of any notice or schedule of dilapidations during or within four months after the end of the Term;

5.26.4	the recovery of any arrears of the Basic Rent Service Charge or other sums due to the Landlord under this Lease; and

5.26.5	the preparation and service by the Landlord of any notice under section 6 Law of Distress Amendment Act 1908 or section 17 Landlord and Tenant (Covenants) Act 1995.

5.27	Re-letting Arrangements

To permit the Landlord or its agents at any time within six calendar months next before the Termination of the Term to enter upon the Demised Premises after reasonable prior notice to the Tenant and to fix and retain without interference upon any suitable part or parts thereof a notice board or boards for re-letting the same and to permit all persons by order in writing of the Landlord or the Landlord's surveyor to view the Demised Premises at reasonable hours in the daytime without interruption upon reasonable prior notice being given to the Tenant

5.28	Environmental Law

5.28.1	The Tenant is to comply with all requirements of Environmental Law and is not to use the Demised Premises for the production, storage, use, handling or disposal of any Hazardous Material or Waste.

5.28.2
The Tenant is not to do or omit to do anything that would or may cause any Hazardous Materials or Waste to escape, leak or be spilled or deposited on the Demised Premises or the Building, discharged from the Demised Premises or the Building or migrate to or from the Demised Premises or the Building.

5.29	Landlord release under Landlord and Tenant (Covenants) Act 1995

Not to object unreasonably to the Landlord being released from its obligations under this Lease as requested in any notice served on the Tenant under section 8 of the Landlord and Tenant (Covenants) Act 1995.

5.30	Planning

5.30.1
The Tenant is not to apply for planning permission under Planning Law or implement any planning permission without the prior written consent of the Landlord.  Consent will not be unreasonably withheld or delayed where the requirement for planning permission arises in respect of any act, matter or thing for which the Landlord's consent is required under this Lease and that consent cannot be unreasonably withheld or delayed.

5.30.2
If the Tenant has begun to implement a planning permission in respect of the Demised Premises, it is to carry out and complete before the Termination of the Term any works permitted or required under that planning permission.

5.30.3	The Tenant is not to enter into any planning agreement with the local authority or any other person in relation to the Demised Premises, their use or their development.

5.31	Headlease

5.31.1	Not by any act or omission in relation to the Demised Premises to cause the Landlord to be in breach of the Headlease;

5.31.2
To observe and perform the covenants on the part of the lessee contained in the Headlease (other than the covenants to pay the rents reserved by the Headlease) so far as they relate to the Demised Premises and are not expressly assumed by the Landlord in this Lease;

5.31.3
To pay on demand and on an indemnity basis all costs and expenses the Landlord incurs in enforcing the Superior Landlord’s covenants in the Headlease in accordance with clause 6.3 and in obtaining any Superior Landlord’s consent required under the Headlease in accordance with clause 6.4 whether or not the application is granted, refused, withdrawn or granted subject to conditions.

6.	LANDLORD'S COVENANTS

The Landlord HEREBY COVENANTS with the Tenant:

6.1	Quiet Enjoyment

So long as the Tenant shall continue to pay the Basic Rent and the Service Charge hereby reserved and observe and perform the covenants conditions and agreements on the part of the Tenant herein contained the Tenant shall and may quietly hold and enjoy the Demised Premises during the Term without any interruption by the Landlord or persons lawfully claiming under or in trust for the Landlord

6.2	To perform the lessee’s covenants in the Headlease

To pay the rents reserved by the Headlease and to observe and perform the covenants and conditions on the part of lessee contained in the Headlease save in so far as they relate to the Demised Premises.

6.3	To enforce Headlease covenants

On the request of the Tenant to use all reasonable endeavours to enforce the Superior Landlord’s covenants under the Headlease.

6.4	Consents of the Superior Landlord

6.4.1	To use reasonable endeavours to obtain the Superior Landlord’s consent required under the Headlease when:

(a)	the Tenant has applied for consent under this Lease; and

(b)	the Landlord gives that consent or could not reasonably withhold or delay it.

6.4.2
The Landlord shall not be liable for refusing to grant consent solely because the Superior Landlord has unreasonably refused to grant the relevant consent to the Landlord or has unreasonably delayed its consent or where the Superior Landlord has granted consent subject to unreasonable conditions.

7.	GENERAL PROVISIONS

PROVIDED ALWAYS AND IT IS HEREBY AGREED:

7.1	Proviso for Re-entry

Without prejudice to any other remedies and powers contained in this Lease or otherwise available to the Landlord if

7.1.1	the whole or part of the rents shall be unpaid for fourteen days after becoming payable or

7.1.2	any of the Tenant's covenants in this Lease are not performed or observed or

7.1.3	if the Tenant or any guarantor of the Tenant's obligations (or if more than one person any one of them):

7.1.3.1
being a company is the subject of a petition for its winding up or enters into liquidation whether voluntarily (except for reconstruction or amalgamation of a solvent company) or compulsorily or has a provisional liquidator or a receiver (including an administrative receiver) appointed or is the subject of an administration order or a petition for one or of a voluntary arrangement or a proposal for one under Part I Insolvency Act 1986 or is unable to pay its debts within the meaning of the Insolvency Act 1986 or is otherwise insolvent or having been registered with unlimited liability it acquires limited liability or

7.1.3.2	being a company incorporated outside the United Kingdom is the subject of any proceedings or events analogous to those referred to in clause 7.1.3.1 in the country of its incorporation

7.1.3.3
being an individual is the subject of a bankruptcy petition or bankruptcy order or of any application or order or appointment under Section 253 or Section 273 or Section 286 Insolvency Act 1986 or otherwise becomes bankrupt or insolvent or dies or

7.1.3.4	enters into or makes any proposal to enter into any arrangement or composition for the benefit of his creditors or

7.1.3.5	shall suffer any distress or execution to be levied on its goods

7.1.4
this Lease is disclaimed by the Crown or by a liquidator or trustee in bankruptcy of the Tenant the Landlord may at any time thereafter (and notwithstanding the waiver of any previous right of re-entry) re-enter the Demised Premises whereupon this Lease shall absolutely determine but without prejudice to any Landlord's right of action in respect of any antecedent breach of the Tenant's covenants in this Lease

7.2	Suspension of Rent

7.2.1
If the Demised Premises shall be destroyed or so damaged by any of the Insured Risks so as to render the Demised Premises unfit for occupation and use and if the insurance shall not have been vitiated or prejudiced by any act or default of the Tenant or its undertenants or their respective servants agents licensees or invitees then the Basic Rent and the Service Charge or a fair and just proportion of each of those items according to the nature and extent of the damage sustained shall as from the date of such destruction or damage be suspended and cease to be payable until the Demised Premises shall have been re-instated so as to render them fit for occupation and use

7.2.2
Any dispute as to the proportions or period of such suspension or abatement shall be referred to the award of a single arbitrator if the Landlord and Tenant can agree upon one and otherwise to an arbitrator appointed by the President for the time being of the Royal Institution of Chartered Surveyors upon the application of either party and in either case in accordance with the provisions of the Arbitration Act 1996

7.3	Termination Following Substantial Damage or Destruction

7.3.1
The Landlord shall have the right at any time within the twelve months following substantial damage or destruction to the Building (or such longer period as shall be agreed in writing between the Landlord and Tenant before the expiry of such period) to terminate the Term by notice in writing served on the Tenant and upon service of such notice this Lease shall terminate

7.3.2
If at the date of expiration of two years and six months (or such longer period as shall be agreed in writing between the Landlord and the Tenant before the expiry of such period) from the date upon which the Demised Premises shall have been destroyed or damaged by any of the Insured Risks so as to render it impracticable for the Tenant to carry on its business therein or in a substantial part thereof and the Superior Landlord has failed to carry out such works of rebuilding and reinstatement so as to make the Demised Premises fit for occupation and use either the Landlord or the Tenant may terminate this Lease forthwith by serving written notice on the other (provided that the Tenant may not terminate the Lease under this clause if the insurance money for the Demised Premises effected by the Superior Landlord has been vitiated or prejudiced by an act or default of the Tenant or its undertenants or its or their respective servants agents or licensees)

7.3.3
Termination under either clause 7.3.1 or clause 7.3.2 will take place without prejudice to any rights then subsisting under this Lease between the Landlord the Tenant and (if applicable) any guarantor which shall include (but without prejudice to the generality of the foregoing) any rights of the Landlord to any unpaid Basic Rent or Service Charge or in respect of breach non-observance or non-performance of any other covenants by the Tenant and (if applicable) any guarantor and the conditions herein contained and any rights of the Tenant to the return of a proportionate part of any payment of Basic Rent or Service Charge made in respect of any period after the date of the suspension of rent consequent on the said damage or destruction

7.3.4
In the event that this Lease shall terminate under the provisions of this clause 7.3 or the Superior Landlord shall not have completed the rebuilding replacement and/or reinstatement of the Demised Premises following destruction or damage by any of the Insured Risks at the Termination of the Term by effluxion of time then in either such case all monies payable or to become payable under any insurance effected by the Superior Landlord shall be paid and belong to the Superior Landlord absolutely

7.4	Disputes

Any dispute arising as between the Tenant and the lessee or occupier of any part of the Building or any adjacent or neighbouring property belonging to the Landlord as to any easement right or privilege enjoyed or used in common as between the Demised Premises and such part or adjacent or neighbouring property shall be decided by the Landlord's surveyor whose decision shall be binding upon all parties to the dispute

7.5	No Warranty as to User

None of the provisions as to user of the Demised Premises imply any warranty or representation that the Prescribed Use is or will remain a permitted user for the purposes of Planning Law

7.6	Tortious Damage

The Landlord shall not be liable for any damage (whether accidental or otherwise) which may at any time during the Term be caused to the Demised Premises or to any of the goods or property of the Tenant in or about the Demised Premises or the Building by reason of the act neglect or default of any other tenant or occupier of the Building

7.7	Landlord and Tenant Compensation

Subject to Section 38(2) of the Landlord and Tenant Act 1954 neither the Tenant nor any assignee or underlessee (whether immediate or derivative) of the Term or of the Demised Premises shall be entitled upon quitting the Demised Premises to any compensation under Section 37 of that Act

7.8	No Right of Cross-enforcement

Nothing herein contained shall confer on the Tenant any right to the benefit of or to enforce any covenant or agreement contained in any lease or other instrument relating to any other part of the Building or to any other premises belonging to the Landlord or limit or affect the right of the Landlord to deal with the same now or at any time hereafter in any manner which the Landlord may think fit

7.9	Waiver of Covenants in Adjoining Premises

Each of the Tenant's covenants herein contained shall remain in full force both at law and in equity notwithstanding that the Landlord shall have waived or released temporarily or permanently revocably or irrevocably or otherwise howsoever a similar covenant or similar covenants affecting other premises adjoining or near the Demised Premises for the time being belonging to the Landlord

7.10	Section 62

Nothing herein contained shall confer on the Tenant any liberty privilege easement right or advantage whatsoever mentioned or referred to in Section 62 of the Law of Property Act 1925 or any rights implied by the rule in Wheeldon v Burrows save those expressly set out herein

7.11	No Waiver on Acceptance of Rent

No demand for or acceptance or receipt of any part of the Basic Rent or any payment on account thereof or of the Service Charge or any other rents shall operate as a waiver by the Landlord of any right which the Landlord may have to forfeit this Lease by reason of any breach of covenant by the Tenant notwithstanding that the Landlord may know or be deemed to know of such demand acceptance or receipt and the Tenant shall not in any proceedings for forfeiture be entitled to rely on any such demand receipt or acceptance as aforesaid as a defence

7.12	Service of Notices

7.12.1
Section 196 of the Law of Property Act 1925 as amended by the Recorded Delivery Act 1962 shall apply to all notices demands requests or other communications given or made pursuant to this Lease save that any notice or other document in writing that is to be given to the Landlord shall be deemed effectively served if and only if it has been addressed to the Landlord and served upon both the Landlord and the Landlord's surveyor or upon such other person and/or at such other address as the Landlord may from time to time notify to the Tenant in writing

7.12.2
If the Tenant or any guarantor (if applicable) comprises more than one person any notice shall be sufficient for all purposes if notice is served on one of them but a notice duly served on the Tenant will not need to be served on such guarantor

7.12.3
This Lease shall be governed by and construed in all respects in accordance with the law of England and the Tenant and any guarantor submit to the non-exclusive jurisdiction of the English Courts and irrevocably agree that any process may be served on either of them by leaving a copy of the relevant documents at the Demised Premises

7.13	Access

7.13.1	Subject to any express provision to the contrary herein contained the Tenant's right of access to the Demised Premises is unlimited in time

7.13.2
For the avoidance of doubt nothing in this Lease shall expressly or by implication oblige or require the Superior Landlord to provide any of the services referred to in the Headlease otherwise than between the office hours but the Tenant shall pay for all services which are provided both to the Demised Premises and to the Building whether within or outside office hours the amounts of such payments being charged directly to the Tenant in accordance with paragraph 28 of Part One of Schedule 2 of the Headlease

7.14	Overriding lease

If at any time during the Term the Landlord shall grant a tenancy of the reversion immediately expectant on the determination of this Lease whether pursuant to Section 19 Landlord and Tenant (Covenants) Act 1995 or otherwise any covenant on the part of the Tenant to obtain the consent of the Landlord under this Lease to any dealing shall be deemed to include a further covenant also to obtain the consent of the lessor under such tenancy to such dealing

7.15	Headlease ceasing to exist

If the Headlease is surrendered or merged or otherwise cease to exist then:

7.15.1	references to the Headlease shall have effect as if the Headlease continued to exist;

7.15.2	references to the Superior Landlord shall be deemed to refer to the immediate landlord of this Lease;

7.15.3
The rents secondly and thirdly reserved shall be construed as an obligation on the part of the Tenant to repay to the Landlord a fair proportion (to be determined by the Landlord or its surveyor) of the sums which would have been payable by the lessee under the Headlease by way of Service Charge and under clause 5.4 of the Headlease had the Headlease continued to exist;

7.15.4
Clause 6.3 shall be construed as a covenant on the part of the Landlord in terms identical to the covenants on the part of the Superior Landlord contained in the Headlease as if those covenants were expressly set out in this Lease in full.

7.16	Landlord's Liability

7.16.1
The Basic Rent and any other sums payable by the Tenant under this Lease are exclusive of Value Added Tax.  An obligation on the Tenant under this Lease to pay money includes an obligation to pay as additional rent any Value Added Tax chargeable on that payment.  When a taxable supply is made for the purposes of Value Added Tax under this Lease, a valid Value Added Tax invoice is to be issued in respect of that supply.

7.16.2
Where the Tenant is required by the terms of this Lease to reimburse the Landlord for the costs or expense of any supplies made to the Landlord, the Tenant shall also at the same time pay or, as the case may be, indemnify the Landlord against, all Value Added Tax input tax incurred by the Landlord in respect of those supplies

7.17	Removal of Tenant's Property

If the Tenant has not removed all of its property from the Demised Premises within one week after the Termination of the Term:

7.17.1
the Landlord may sell that property as the agent of the Tenant and the Landlord is to pay or account to the Tenant on demand for the sale proceeds after deducting the costs of transportation, storage and sale reasonably incurred by the Landlord; and

7.17.2
the Tenant is to indemnify the Landlord against any liability of the Landlord to any third party whose property is sold in the mistaken belief held in good faith that the property belonged to the Tenant.

7.18           Exclusion of representations
The Tenant acknowledges that it has not entered into this Lease in reliance upon any representation, warranty or statement (whether written, oral or implied) made by or on behalf of the Landlord other than such of the Landlord's solicitors' written replies to the Tenant's solicitors' enquiries as are not capable of verification by making all appropriate searches and enquiries of third parties, including (but not limited to) any local or other public or competent authority or statutory body, or by inspection or survey, whether or not such searches, enquiries, inspection or survey have in fact been made.

8.	NEW TENANCY

This Lease is a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995

9.	EXCLUSION OF THIRD PARTY RIGHTS

Each party confirms that no term of this Lease is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Lease.

10.	EXCLUSION OF THE 1954 ACT

Exclusion of security of tenure in relation to this Lease

10.1
The Landlord has served a notice dated [                                                                                   ] on the Tenant, in the form required by section 38A(3)(a) of the 1954 Act and which applies to the tenancy created by this Lease [not less than 14 days] before this Lease was entered into [a copy of which notice is annexed to this Lease].

10.2	[The Tenant] [ , duly authorised by the Tenant,] has made a [statutory] declaration dated [] in accordance with the requirements of section 38A(3)(b) of the 1954 Act.

10.3	The Landlord and the Tenant agree that the provisions of sections 24 to 28 (inclusive) of the 1954 Act are excluded in relation to the tenancy created by this Lease.

Exclusion of security of tenure in relation to the tenancy referred to in clause 5.24.3.2 of this Lease

10.4
The Landlord has served a notice dated [                                                                                   ] on the Tenant, in the form required by section 38A(3)(a) of the 1954 Act and which applies to the tenancy referred to in paragraph 2 of Schedule 3 before this Lease was entered into [a copy of which notice is annexed to this Lease].

10.5
[The Tenant] [                                                    , duly authorised by the Tenant,] has made a [statutory] declaration dated [] in accordance with the requirements of section 38A(3)(b) of the 1954 Act [a copy of which [statutory] declaration is annexed to this Lease].

10.6	The Landlord and the Tenant agree that the provisions of sections 24 to 28 (inclusive) of the 1954 Act are excluded in relation to the tenancy referred to in clause 5.24.3.2 of this Lease.

IN WITNESS whereof this Deed has been executed by the parties hereto and is intended to be and is hereby delivered on the date first above written

 3 March 2010 16:23

SCHEDULE 1

Detailed Description of Demised Premises, Rights Granted to the Tenant and

Rights Excepted and Reserved

PART ONE

DETAILED DESCRIPTION OF DEMISED PREMISES

ALL THAT part of the Building as is defined as "the Demised Premises" in clause 1 of this Lease which premises include:

1.
the internal non-load bearing walls and columns and doors (including door furniture ironmongery and integral glazing) and also the outer covering and surface of any load bearing walls and columns within those premises

2.	the whole of the doors (including door furniture ironmongery and integral glazing) giving access to those premises and the frames of such doors

3.	the floor finishes and ceiling finishes and any suspended ceilings and the surface of the ceiling to which such suspended ceilings are attached

4.	the tiles plaster or other internal coverings of the walls forming the boundaries of those premises

5.	all Conduits (excluding air-conditioning and perimeter heating and ancillary plant and equipment) within and solely serving those premises

6.	all Superior Landlord's and Landlord's fixtures and fittings exclusively serving those premises at any time during the Term

7.	all additions alterations or improvements made to those premises at any time during the Term but excludes:

(i)	the foundations, structure, external walls, load bearing walls and columns, and the roof of the Building

(ii)
structural floor slabs and ceiling slabs and screeds and joists and beams including joists and beams to which the floors and ceilings of those premises are attached and any roof lights in the roof of the Building where the roof bounds those premises

(iii)	the windows window-frames and the glass therein in such part of the main external structural walls of the Building as bound those premises

(iv)	all Conduits (which for the avoidance of doubt includes air-conditioning and perimeter heating and ancillary plant and equipment) within those premises which do not solely serve those premises

(v)	all air conditioning and ancillary plant and equipment within those premises

Such of the internal non-structural division walls (if any) as separate the Demised Premises from other lettable parts of the Building shall be deemed to be party walls for the purposes of this Lease

 3 March 2010 16:23

PART TWO

RIGHTS GRANTED TO THE TENANT

1.             Access

The right of pedestrian access to and egress from the Demised Premises at any time of day or night in common with the Landlord and all other persons authorised by the Landlord through such parts of the Common Parts as the Landlord or the Superior Landlord shall reasonably direct from time to time

2.             Lifts and Lavatories

The right to use in common with the Landlord and all other persons authorised by the Landlord the lifts in the Building and the lavatories and cloakrooms therein which are not for the time being exclusively demised to any other tenant of the Building subject to the right of the Landlord or the Superior Landlord at its discretion (from time to time by notice in writing) to allocate for use by the Tenant (either exclusively or in common as aforesaid as the Landlord or the Superior Landlord should direct) particular lifts lavatories and cloakrooms

3.             Support

The right of support and protection for such parts of the Demised Premises as require the same from any parts of the Building or adjoining subjacent or superimposed premises of the Landlord or the Superior Landlord capable of providing such support and protection

4.             Service Media

The right to use all Conduits serving the Demised Premises for the passage or transmission of utilities and other services to and from the Demised Premises

PART THREE

RIGHTS EXCEPTED AND RESERVED

1.             Emergency Access

In favour of the Landlord and all tenants and occupiers for the time being of other parts of the Building a right of way without interference through the Demised Premises in the event of fire or other emergency

2.             Service Media

2.1
In favour of the Landlord and all tenants and occupiers for the time being of other parts of the Building and all persons authorised by them or any one of them in common with the Tenant the right to the free and uninterrupted passage of and the running of water soil gas electricity and telephone telegraphic and other communication systems and all other services through and along all Conduits which are now or shall hereafter be laid in or installed in through or under the Demised Premises

2.2	The right at any time during the Term to connect to and use any Conduits within or passing through the Demised Premises for the passage or transmission of utilities to and from any adjoining premises;

2.3
The right at any time during the Term to install new Conduits within the Demised Premises and connect to them for the passage or transmission of utilities to and from the remainder of the Building and any adjoining premises.

3.             Light and Air

Of light and air and other easements and rights (but without prejudice to those expressly hereinbefore granted to the Tenant) now or hereafter belonging to or enjoyed by the Building from or over the Demised Premises

4.             Support

Of support shelter and protection from the Demised Premises for the remainder of the Building and all other easements and rights now or hereafter belonging to or enjoyed by the Building and/or any adjoining or neighbouring land or buildings thereon belonging to the Landlord at any time during the Term

5.             Other Premises

To use let or deal with any part of the Building or any other premises in such manner as the Landlord may in its discretion think fit notwithstanding that by so doing the access of light or air to the Demised Premises or any other liberty easement right or advantage belonging to the Tenant may thereby be diminished or interfered with or prejudicially affected

6.1             Access for Works, Services and other purposes

In favour of the Landlord and its surveyor (if any) and workmen and all others authorised by the Landlord at all times and from time to time upon reasonable notice (which is to be written where reasonably practicable) (save in case of emergency where no such notice shall be required) to enter into and remain upon the Demised Premises for so long as is necessary with all necessary equipment appliances and materials:

6.1.1	to ascertain whether the Tenant has complied with the Tenant's obligations under this Lease;

6.1.2	to provide the services set out in the Schedule 2 of the Superior Lease and to comply with the Landlord's other obligations under this Lease;

6.1.3	to estimate the current value of the Demised Premises or the Building for insurance or any other purposes;

6.1.4	to inspect and measure the Demised Premises for any purpose connected with the review of the Basic Rent or the renewal of this Lease;

6.1.5	to inspect the state of repair and condition of the Demised Premises and prepare any schedule of condition or dilapidations;

6.1.6
to carry out any repairs, remove and make good any unauthorised alterations or carry out any works which the Tenant should have carried out in accordance with the Tenant's obligations under this Lease;

6.1.7	to take schedules or inventories of landlord's fixtures and other items to be returned to the Landlord at the Termination of the Term;

6.1.8	to show the Demised Premises to prospective buyers of the Building or, during the last six months of the Term, to prospective tenants of the Demised Premises;

6.1.9
to affix a for sale or, during the last six months of the Term, a letting notice to the exterior of the Demised Premises, but not so as materially to interrupt the access of light and air to the Demised Premises; and

6.1.10	to carry out or permit the repair, maintenance, decoration, replacement, renewal and cleaning of any adjoining premises or any building or engineering works upon them.

6.2             Modernisation and Reconstruction

At any time during the Term to execute or permit or suffer the execution of works or alterations to the Building or any other premises (and whether above or below or on either or both sides of the Demised Premises) in such manner as the Landlord may think fit or the demolition rebuilding repair alteration or extension of the Building or any other premises and/or to make or permit any excavation therein or thereon and/or install replace or remove or alter the course of any Conduits (whether or not the same serve the Demised Premises) and to undermine underpin and shore up the Demised Premises in such manner as the Landlord may think fit and for all or any of such purposes and for the purposes of cleansing painting repainting or carrying out any other works to the exterior or structure of the Building to erect and use any scaffolding gantries and cradles in front of or in the rear of or over or under the Demised Premises

6.3
PROVIDED THAT the Landlord shall exercise all rights excepted and reserved by paragraphs 6.1 and 6.2 with all reasonable care and make good all physical damage caused to the Demised Premises and the Tenant's fixtures and fittings therein by the exercise of such rights and

6.4
PROVIDED FURTHER that the Landlord shall take all reasonable steps to minimise any interruption caused by the exercise of such rights to the Tenant's enjoyment of the Demised Premises and the rights appurtenant thereto

7.             General

All other easements or other rights in the nature of easements or quasi-easements now enjoyed or which may during the Term be acquired over any adjoining or neighbouring property and the right for the Landlord to use or consent to the use of the same in any manner and for any purpose whatsoever and to erect or alter or consent to the erection or alteration of any buildings on land adjoining or near to the Demised Premises notwithstanding the fact that the access of light and air to the Demised Premises may be thereby diminished and without being liable to the Tenant

 3 March 2010 16:23

SCHEDULE 2

Regulations

1.
Not to remove garbage or refuse otherwise than at such times as are from time to time designated by the Superior Landlord's Surveyor and to deposit all such garbage and refuse in receptacles which are either designated or clearly intended for waste

2.	Not to permit food or beverages to be brought to the Demised Premises except by such means and at such times and by such persons as have been authorised by the Superior Landlord's Surveyor

3.
Not to obstruct or misuse the entrances lobbies lifts staircases passages and other facilities of the Building and in particular not to overload the lifts or use any passenger lift for the conveyance of goods or parcels or use any of the facilities of the Building for display purposes nor to permit trade deliveries to the Demised Premises through any of the entrance halls or otherwise than by the loading bay

4.
No explosives or articles of a dangerous nature shall at any time be brought into the Building and no safes bulky or heavy articles furniture packages freight merchandise or building materials shall be transported into or out of the Building unless arrangements are first made with the Superior Landlord's Surveyor who will prescribe the time (which may be after office hours) place and manner for the transportation of such articles and the Tenant shall be responsible for all injury to persons or property caused by installing maintaining or transporting such articles

5.	To keep all floors of the Demised Premises covered with carpets or other suitable materials

6.
Not to obstruct main header ducts generator and electrical closets and other necessary means of access to mechanical electrical and other facilities by the placement of furniture or otherwise and not to place any additional locks or other security devices upon any doors of the Demised Premises without the prior written approval of the Landlord's surveyor and subject to any conditions imposed by the Superior Landlord's Surveyor for maintenance of necessary access and all locks and keys shall be and remain the property of the Landlord when the Tenant vacates and be delivered to the Landlord by the Tenant

7.
The Superior Landlord's Surveyor may require that all or any persons entering and leaving the Building at any time other than during office hours satisfactorily identify themselves and register in books maintained by the Superior Landlord's Surveyor for the purpose and may prevent any person from entering the Demised Premises unless provided with a key thereto and a pass or other authorisation from the Tenant in a form satisfactory to the Superior Landlord's Surveyor or unless such a person gives a sufficient reason why he should be permitted to enter and may prevent any person removing any goods therefrom without written authorisation

8.
To refer to the Building only by the name from time to time designated by the Superior Landlord's Surveyor and to use such name only for the business address of the Demised Premises and not for any promotional or other purpose

9.	Not to install or operate any interior drapes installed by the Tenant so as to interfere with the exterior appearance of the Building

10.	Not to install or permit on the Demised Premises electric fires or heaters other than such as comply with all relevant regulations

11.	To ensure that all windows and doors are securely locked and that all water faucets and electrical switches in the Demised Premises are turned off before leaving the Building

12.
All cleaning and maintenance work and all work alterations repairs or decorations in or about the Demised Premises carried out by the Tenant must be performed by contractors and/or workmen approved by the Superior Landlord's Surveyor and advance notice in writing shall be given to the Superior Landlord's Surveyor of the expected visits of all such contractors and workmen other than any engaged under regular cleaning or maintenance contracts

13.
Not to park any vehicle in any part of the surrounding private land roads or paths or passages within the curtilage of the Building except insofar as the Landlord or Superior Landlord may have given to the Tenant specific authority in writing and then only in accordance with such authority

14.
To register with the Superior Landlord the name and home address and home telephone number of at least two keyholders of the Demised Premises and the names and addresses of every occupier of the Demised Premises

 3 March 2010 16:23

SCHEDULE 3

Surety Covenants

(Form of Covenants entered into by the Surety pursuant to clause 5.25.3.4(a))

1.             Defined Terms

1.1             In this Schedule, the following words and expressions have the following meanings:

"Event of Default"	one or more of the following:

(a)	the disclaimer of this Lease by the Crown or by a liquidator or trustee in bankruptcy of the Tenant;

(b)	if the Tenant is a company, the Tenant is struck off the register of companies or otherwise ceases to exist; or

(c)	the forfeiture of this Lease by the Landlord

"New Lease"	a lease:

(a)	for a term beginning on the date on which the Event of Default occurred and ending on the date when the Term would have ended;

(b)	at the Basic Rent reserved at the date of the Event of Default; and

(d)	otherwise containing the same terms, conditions and rents as this Lease;

"Tenant's Covenants"	the obligations conditions and covenants to be complied with by a tenant of this Lease;

"Tenant's Liability Period"	any period during which a person is bound by the Tenant's Covenants pursuant to the Landlord and Tenant (Covenants) Act 1995.

2.	Obligations

2.1	The Surety guarantees to the Landlord that the Tenant will comply with the Tenant's Covenants throughout the Tenant's Liability Period. This guarantee:

2.1.1	is given by the Surety as primary obligor, and not only as guarantor; and

2.1.2	includes an independent obligation both to comply with the Tenant's Covenants if they are breached and to indemnify the Landlord against that breach.

2.2	The Surety agrees that the Landlord may make a claim under this guarantee and indemnity without first making a claim against the Tenant.

2.3	The Surety is to pay all sums due to the Landlord under this guarantee and indemnity without any legal or equitable set-off, counterclaim or deduction.

3.             Continuation of the Guarantee

3.1             The obligations of the Surety are not to be released by:

3.1.1	any delay or neglect by the Landlord in enforcing the Tenant's Covenants or any time allowed by the Landlord for their performance;

3.1.2	any refusal by the Landlord to accept the payment of the rents reserved by this Lease in order to avoid waiving a breach of the Tenant's Covenants;

3.1.3
any variation of the terms of this Lease including, without limitation, any variation in the procedure for the review of the Basic Rent reserved by this Lease or any agreement for a stepped rent on such review;

3.1.4	the surrender of any part of the Demised Premises;

3.1.5	any Event of Default;

3.1.6	any legal limitation, immunity, disability, incapacity or other circumstances relating to the Tenant, whether or not known to the Landlord; or

3.1.7	anything else which would have released the Surety whether by the variation of the Tenant's Covenants or by the conduct of the parties.

4.             New Lease

4.1
If an Event of Default occurs and within six months of the Landlord receiving notice of the Event of Default the Landlord serves written notice on the Surety requiring the Surety to accept the grant of a New Lease, the Surety is to:

4.1.1	execute and deliver to the Landlord a counterpart of the New Lease; and

4.1.2	pay the Landlord's legal costs and agents' costs for preparing and completing the New Lease

4.2
Where there is more than one Surety the Landlord may require any one or more of them to accept the grant of the New Lease and the grant of the New Lease is not to release the Sureties from any accrued liability under this Schedule.

4.3
If, following an Event of Default, the Surety ceases for any reason to be liable under the guarantee and indemnity and the Landlord does not serve notice on the Surety requiring the Surety to accept the grant of a New Lease then the Surety is to pay to the Landlord on demand:

4.3.1
sums equal to those which would have been payable under the Lease but for the Event of Default for the period of six months from and including the date of the Event of Default or, if earlier, until the date on which the Landlord re-lets the Demised Premises; and

4.3.2	the proper and reasonable costs legal and agents' fees and expenses incurred by the Landlord on any re-letting of the Demised Premises together with all Value Added Tax on those fees and expenses.

5.             Additional Provisions

5.1
The Surety is not to claim any rights of subrogation in respect of the obligations guaranteed by the Surety and is not entitled to participate in any security held by the Landlord in respect of those obligations unless and until those obligations have been performed or discharged in full.

5.2
The Surety is not to claim in competition with the Landlord in the insolvency of the person who is responsible for complying with the obligations guaranteed and is not to take any security, indemnity or guarantee from that person in respect of those obligations.

5.3
If any payment made to the Landlord is set aside or avoided under the laws relating to insolvency, the Landlord may claim under the guarantee contained in this Schedule in respect of that payment and any settlement, release or discharge of the obligations guaranteed by the Surety is to take effect subject to this condition.

5.4	Any person who witnesses the sealing of this Lease is to be treated as having signed this Lease for the purposes of section 2 Law of Property (Miscellaneous Provisions) Act 1989.

6.             Variations on Assignment and Underletting

Where the provisions of this Schedule are incorporated into any guarantee given to the Landlord on an assignment of this Lease, the Landlord may make any necessary amendments to the terms of this Schedule to meet the particular circumstances in which the guarantee is given.

 3 March 2010 16:23

[CATEGORY A SPECIFICATION

LANDLORD'S FIXTURES & FITTINGS

1.             Floor covering — carpet - an assumed price of £25 per square metre.

2.             Three compartment metal skirting trunking incorporating:

90 no.  twin switched socket outlets
90 no.  BT telephone socket outlets
90 no.  blank plates with associated electrical & telephone circuits

3.	Wall and columns with applied vinyl wall covering by Muraspec Vascom Rio 32314 over 800 grade lining paper

4.	24 no. Sunway vertical window blinds Selects Model with anodised aluminium track and white perforated louvre drapes with split draw louvre control cords.

5.	8 no. ceiling mounted smoke detector.

6.	2 no. fire alarm break glass call point with 4 no. 1 bell sounders fitted above the false ceiling.

7.
Suspended ceiling installation by Commercial Acoustic Products System 330 (modified) linear grid; Colour RAL 9010 incorporation 87 no.  500mm x 500mm recessed fluorescent light fittings with metal diffusers.

8.	Lighting installation incorporates 7 no. emergency light fittings and lighting management control system including 37 no. presence detectors with distribution and control systems.

9.	Lower entrance ceiling to comprise 600mm x 600mm Cape ecostop plaster ceiling tiles incorporating 34 no. recessed diachroic light fittings incorporating 4 no. emergency light fittings.

10.	Fan coil air conditioning units with associated ducting wiring and controls fitted above suspended ceiling.

11.	24 no. fixed double glazed bronze colour aluminium window frames.

12.	Modular layout to provide 14 no. offices, one boardroom and a kitchen.]

 3 March 2010 16:23

SIGNED as a DEED by                                                                   )
MITTAL INVESTMENTS UK LIMITED                                                                           )
acting by a director and its secretary or by                                                                   )
two directors                                                                   )

Director

Director/Secretary

SIGNED as a DEED by                                                                   )
THOMAS WEISEL PARTNERS                                                                   )
INTERNATIONAL LIMITED                                                                   )
acting by a director and its secretary or by                                                                   )
two directors                                                                   )

/s/ Keith Harris
Director

/s/ Mark Fisher
Director/Secretary